Exhibit 99.1

QHSLab, Inc. Announces Strong First Quarter 2024 Results with Significant Reduction in Operating Expenses and Positive Net Operating Income

Integrated Service Program (ISP) Revenues Surge 268% in Q1 2024 Over Q1 2023

WEST PALM BEACH, FL, May 13, 2024 (GLOBE NEWSWIRE) — QHSLab, Inc. (“the Company”) (OTCQB: USAQ), a leader in digital health and point-of-care technologies designed to empower clinicians with proactive, value-based healthcare solutions, today released detailed financial results for the first quarter ended March 31, 2024, showcasing not only revenue growth but also significant reductions in operating expenses and a positive turn in net operating income.

Financial Highlights:

●	First Quarter Revenues of $488,587 for Q1 2024, marking a 38.6% increase over $352,799 in Q1 2023. This improvement was driven by robust growth in Integrated Service Program (ISP) revenues, which surged 268% to $127,004 from $34,467 in the previous year, and a 21% increase in sales of Allergy Diagnostic Kits to $237,066 from $195,507.

●	Gross Profit of $286,158 with a gross margin of 58.6%, up from $187,342 with a 53.1% margin in Q1 2023.

●	Total Operating Expenses decreased by 11.5% to $272,554 in Q1 2024 from $308,100 in the first quarter of 2023, reflecting the Company’s successful cost management strategies.

●	Positive Net Operating Income of $13,604 for Q1 2024, a significant improvement from a net operating loss of $120,758 in Q1 2023

Operational and Financial Review:

●	Sales and Marketing expenses were $121,946, showing a slight reduction from $123,953 in Q1 2023 due to more efficient marketing spend and increased internal sales efforts.

●	General and Administrative expenses decreased to $89,942 from $102,572, largely due to optimized investor relations and management consulting services.

●	Research and Development expenses were reduced to $42,638 from $63,547, as resources were reallocated towards the commercialization of the QHSLab platform.

Executive Commentary: Troy Grogan, President and CEO of QHSLab, Inc., commented, “Our first quarter performance in 2024 illustrates not only growth but also enhanced operational efficiency. The substantial reduction in operating expenses coupled with a turnaround to positive net operating income underscores our commitment to sustainable growth and value creation for our shareholders. With continued focus on strategic product integration and market expansion, we anticipate maintaining this positive trajectory.”

Strategic Direction 2024: Enhancing QHSLab’s Growth and Operational Efficiency

As we move further into 2024, the Company is poised to implement a robust strategy aimed at expanding our footprint and enhancing our service offerings. Here are the key areas of focus for our strategic direction:

Corporate Goals and Strategies:

1.	Increase Income per Customer/Account:

●	Enhance Digital Assessment Completion Rates: We are implementing targeted strategies to increase patient engagement and completion rates of our health assessments, crucial for enhancing primary care health management.

●	Expand Customer Income Opportunities: Integration of additional complementary service lines are currently being explored to maximize revenue opportunities without compromising patient care.

●	Boost Allergy Service Line Usage: We are planning additional marketing strategies and educational programs to enhance the adoption and utilization of our allergy-related services in line with our comprehensive digital mental health and allergic disease screening tools.

2.	Expand Customer/Account Base:

●	Enhance Marketing Efforts: We are evolving our marketing strategy involving partnerships, and physician referrals to broaden our customer base.

●	Strengthen Sales and Customer Relationships: Investment in training and development for our sales and account management teams will focus on improving engagement and retention rates.

Operational Improvements:

●	Identify and Address Operational Bottlenecks: Regular audits are being conducted to pinpoint inefficiencies. Solutions will be implemented to streamline operations, enhance service delivery, and improve patient outcomes.

●	Strengthening Relationships: We will enhance engagement between QHSLab account managers and client administrative leadership to ensure efficient operations and improved point of care service delivery.

●	Enhancing Provider Engagement: Increasing training and informational sessions for providers will boost their understanding of and interest in our services.

●	Additional Digital Assessment Integration: We will closely monitor the introduction of new service lines to assess their impact on insurance reimbursements and their practical implications for patients and providers.

●	Data Utilization: Data derived from QHSLab operations will be leveraged to demonstrate the correlation between our services and improvements in practice efficiency, patient outcomes, and financial metrics.

These strategic initiatives are designed to not only expand QHSLab’s reach and improve operational efficiency but also to position our company as a leader in enhancing healthcare quality and patient outcomes through innovative digital health solutions.

For more information about QHSLab and our healthcare solutions, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also improving their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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